Exhibit 99.3

For Immediate Release

TradeStation Co-Chairmen Announce Entering Into 10b5-1 Plans

Plantation FL, February 15, 2007 - TradeStation Group, Inc. (NASDAQ GS: TRAD) announced that separate family limited partnerships beneficially owned by each of William Cruz and Ralph Cruz, the company’s Co-Chairmen, are each entering into a Rule 10b5-1 plan to each sell up to 1,950,000 shares over the period ending March 31, 2009. Currently, William Cruz beneficially owns 8,304,738 shares and Ralph Cruz beneficially owns 8,166,468 shares of company common stock. Under each of the two plans, no more than 650,000 shares (excluding privately negotiated sales, if any) may be sold during any three calendar-month period. Sales under each of the 10b5-1 plans will not commence earlier than March 12, 2007.

About TradeStation Group, Inc.

TradeStation Group, Inc. (NASDAQ GS: TRAD), through its principal operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to the active trader and certain institutional trader markets. TradeStation is an electronic trading platform that offers state-of-the-art “direct market access” (DMA) or “direct-access” order execution and enables clients to design, test, optimize, monitor and automate their own custom Equities, Options, Futures and Forex trading strategies. In 2006, TradeStation was named, for the second year in a row, Best Futures Brokerage and, for the fourth year in a row, Best Direct-Access Stock Broker, Best Direct-Access Futures Broker, Best Professional Platform and Best Institutional Platform, in Technical Analysis of Stocks and Commodities magazine.

TradeStation Securities, Inc. (Member NASD, NYSE, SIPC, NSCC, DTC, OCC & NFA) is a licensed securities broker-dealer and a registered futures commission merchant, and also a member of the American Stock Exchange, Boston Options Exchange, Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange, NYSE ARCA and Philadelphia Stock Exchange. The company’s technology subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services. Its London-based subsidiary, TradeStation Europe Limited, and FSA-authorized brokerage firm, introduces UK and other European accounts to TradeStation Securities.

Contact -
David Fleischman
Chief Financial Officer
TradeStation Group, Inc.
954-652-7000